As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	26-4413382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 650

Golden, Colorado 80401

(Address of Principal Executive Offices)

Golden Minerals Company 2023 Equity Incentive Plan

(Full title of the plan)

Julie Z. Weedman
Sr. Vice President and Chief Financial Officer
Golden Minerals Company
350 Indiana Street, Suite 650
Golden, Colorado 80401
Telephone: (303) 839-5060
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	With copies to: Brian Boonstra Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 Telephone: (303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

The Company is filing this Registration Statement on Form S-8 to register 360,000 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), which are authorized for issuance under the Golden Minerals Company 2023 Equity Incentive Plan (the “Plan”). On April 26, 2023, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to, among other things, approve the Plan. The Plan was approved by the Company’s stockholders on May 26, 2023, at the annual meeting of the stockholders.

As used in this Registration Statement, the term “Company” or “Registrant” refers to Golden Minerals Company and its subsidiaries.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are hereby incorporated into this Registration Statement by reference as of their date of filing with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Commission on March 22, 2023 (the “Annual Report”);

(b)	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, as filed with the Commission on May 10, 2023;

(c)	The Company’s Current Reports on Form 8-K, as filed with the Commission on April 4, 2023, April 7, 2023, May 19, 2023, May 30, 2023, June 9, 2023, June 16, 2023 and June 29, 2023; and

(d)	The description of the Company’s common stock contained in Exhibit 4.5 to the Annual Report, and including any other amendment or report filed for the purpose of updating such description.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Bylaws”) provide for indemnification of its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation contains such a provision.

The above discussion of the Company’s Certificate of Incorporation, Bylaws and Sections 102(b)(7) and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Bylaws and statutes.

The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Company. In addition, each of the executive officers and members of the board of directors have entered into indemnification agreements with the Company, the terms of which are intended to complement the indemnity protection available under applicable law, the Company’s Certificate of Incorporation and Bylaws and any policies of insurance that may currently or hereafter be maintained by the Company.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description of Exhibit
5.1	Opinion of Davis Graham & Stubbs LLP.
10.1	Golden Minerals Company 2023 Equity Incentive Plan (1).
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).
23.2	Consent of Armanino, LLP.
23.3	Consent of Tetra Tech, Inc.
23.4	Consent of Aaron Amoroso.
24.1	Power of Attorney (included on signature page of this Registration Statement).
107	Filing Fee Table.

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed on May 30, 2023.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on June 30, 2023.

GOLDEN MINERALS COMPANY

By:	/s/ Warren M. Rehn
Name:	Warren M. Rehn
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Warren M. Rehn and Julie Z. Weedman, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Warren M. Rehn	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2023
Warren M. Rehn

/s/ Julie Z. Weedman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2023
Julie Z. Weedman

/s/ Jeffrey G. Clevenger	Chairman of the Board of Directors	June 30, 2023
Jeffrey G. Clevenger

/s/ W. Durand Eppler	Director	June 30, 2023
W. Durand Eppler

/s/ Deborah J. Friedman	Director	June 30, 2023
Deborah J. Friedman

/s/ Kevin R. Morano	Director	June 30, 2023
Kevin R. Morano

/s/ Terry M. Palmer	Director	June 30, 2023
Terry M. Palmer

/s/ David H. Watkins	Director	June 30, 2023
David H. Watkins